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                                                                 Exhibit (h)(3)

April 30, 2007

IXIS Advisor Funds Trust IV
399 Boylston Street
Boston, MA 02116

Re: Fee Waiver/Expense Reimbursement

Ladies and Gentlemen:

   AEW Management and Advisors, L.P. ("AEW") notifies you that it will waive its management fee and, to the extent necessary, bear other expenses of the AEW Real Estate Fund (the "Fund") through April 30, 2008 to the extent that expenses of each class of the Fund, exclusive of brokerage, interest, taxes and extraordinary expenses, would exceed the following annual rate:

Name of Fund                                  Expense Cap
------------                                  ------------------------
May 1, 2007 through April 30, 2008:

   AEW Real Estate Fund                       1.50% for Class A shares
                                              2.25% for Class B shares
                                              2.25% for Class C shares
                                              1.25% for Class Y shares

   With respect to the Fund, subject to applicable legal requirements, AEW shall be permitted to recover any expenses it has borne subsequent to the effective date of this Letter Agreement (whether through reduction of its management fee or otherwise) in later periods to the extent that the Fund's expenses fall below the annual rates set forth above; provided, however, that the Fund is not obligated to pay any such deferred fees more than one year after the end of the fiscal year in which the fee was deferred.

   During the period covered by this Letter Agreement, the expense cap arrangement set forth above for the Fund may only be modified by a majority vote of the "non-interested" Trustees of the Fund's Trust.

   For purposes of determining any such waiver or expense reimbursement, expenses of the class of the Fund shall not reflect the application of balance credits made available by the Fund's custodian or arrangements under which broker-dealers that execute portfolio transactions for the Fund agree to bear some portion of Fund expenses.

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   We understand and intend that you will rely on this undertaking in preparing and filing the Registration Statement on Form N-1A for the Fund with the Securities and Exchange Commission, in accruing the Fund's expenses for purposes of calculating its net asset value per share, and for other purposes permitted under Form N-1A and/or the Investment Company Act of 1940, as amended, and expressly permit you to do so.

                                           AEW Management and Advisors, L.P.
                                           By AEW Investment Group, Inc., its
                                           General Partner

                                           By:    /s/ James J. Finnegan
                                                  -----------------------------
                                           Name:  James J. Finnegan
                                           Title: Vice President and General
                                                  Counsel